Exhibit 99.1

Investor Contact:	Media Contact:
Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com
For release:     Immediately
Airgas to Acquire Linde’s Divested U.S. Bulk Gas Assets
RADNOR, PA — November 22, 2006 — Airgas, Inc. (NYSE: ARG) today announced a definitive agreement to acquire the U.S. bulk gas business that Linde AG (LIN.DE) is required to divest after its acquisition of The BOC Group.
The bulk gas divestiture will comply with one of the conditions imposed by the U.S. Federal Trade Commission when it approved Linde’s acquisition of BOC, which was completed on September 5, 2006.
Airgas has agreed to acquire eight air separation units (ASUs) and related bulk gas business for $495 million in cash. The bulk business, which has approximately 300 employees, generated $154 million in revenues and EBITDA of $55 million in the year ended December 31, 2005. Revenues for the nine month period ended September 30, 2006 increased approximately 10 percent to $126 million. The companies expect to close the bulk business acquisition subject to regulatory review and customary closing conditions.
“This transaction will be positive for our associates, our customers, and our shareholders. It comes at a time when Airgas continues to see strong organic growth and good internal momentum,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “The addition of these bulk gas production operations will enhance our ability to support future growth.”

The eight ASU plants to be acquired are located in Canton and Dayton, OH; Madison and Waukesha, WI; Carrolton and Jefferson, GA; Bozrah, CT; and Rock Hill, SC. Airgas will manage the acquired ASUs as part of a new business unit, Airgas Merchant Gases, which will centrally manage production, sourcing, applications support and logistics, working closely with bulk gas sales specialists within the Airgas regional companies. Airgas Merchant Gases will eventually manage existing Airgas ASUs and the planned one in Carrollton, KY.
“The acquired bulk gas assets will fit well with the six existing ASUs operated by Airgas and our joint venture National Welders Supply Co., as well as our planned plant in Carrollton” said McCausland. “Most of these plants are in the Eastern U.S., but existing swap agreements will strengthen our gas supply chain nationwide.”
The acquired bulk business will include sales of nitrogen, oxygen, and argon produced at the plants, as well as helium, hydrogen and carbon dioxide bulk sales to the plants’ customers. The acquisition will include delivery vehicles, bulk tanks, and related infrastructure, as well as sales, operations, and engineering staff who support the business.
“In this transaction, we are acquiring a complete, profitable, and integrated bulk gas business, with the resources, infrastructure, and people we will need to grow,” said McCausland. “We already have a great team of bulk gas sales specialists, who work closely with our 1,000-person sales force to identify bulk opportunities. Now we will add some 300 production engineers, applications experts, drivers, and additional bulk gas sales specialists to form an integrated team focused on growing our bulk business,” said McCausland.
McCausland added, “Our track record in the past quarter-century demonstrates our ability to execute this transaction. We also are pleased to have commitments in place to finance the transaction with senior bank debt,” he said. The Company expects the acquisition will be accretive to EPS in the first 12 months.

Analyst Teleconference Scheduled
Airgas will host a teleconference at 11:00 a.m. ET, November 27, 2006. The presentation materials will be posted on the Slide Presentations page of the Investor Info section of the corporate website, www.airgas.com, by 8:00 a.m. November 27, 2006. A webcast of the teleconference will be available live and on demand through Friday, January 26, 2007, at http://www.shareholder.com/arg/medialist.cfm. The teleconference will be available to the public and media in a listen-only mode. To listen, call (866) 288-0541. To hear a replay through January 26, 2007, call (888) 203-1112, and enter passcode 8294867.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. More than 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the bulk gas divestiture complying with conditions imposed by the U.S. Federal Trade Commission; the expectation of closing the purchase of 8 air separation units (ASUs) subject to regulatory and customary closing conditions; the addition of the bulk gas production operations enhancing our ability to support future growth; our plans to manage the acquired ASUs as part of a new business unit, Airgas Merchant Gases; the acquired bulk gas assets fitting well with existing Airgas and National Welders plants and our planned plant in Carrollton; these capabilities strengthening our gas supply chain nationwide; the positive impact of the transactions for our associates, customers and shareholders; and the expectation that the bulk transaction will be accretive to EPS in the first 12 months. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the successful integration of the Linde ASUs; the Company’s ability to retain the former Linde employees; the Company’s ability to satisfy the needs of the former Linde customers; the Company’s ability to identify, consummate and successfully integrate future acquisitions; an economic downturn; increased competition; customer acceptance of the Company’s products; adverse changes in customer buying patterns; adverse changes in general economic conditions; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2006, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission.